Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated March 14, 2013

Deutsche Bank

Release

New York	March 14, 2013

Deutsche Bank to Temporarily Suspend New Issuances of Twenty-Six Exchange Traded Notes

Deutsche Bank today announced that due to the postponement of the publication of its 2012 Annual Report and Form 20-F,  it will temporarily suspend further issuances of twenty-six Exchange Traded Notes (the “ETNs”), effective after the close of trading on March 29, 2013. Deutsche Bank expects to resume issuances of these ETNs following the publication of its 2012 Annual Report and Form 20-F in mid-April 2013. The ETN holders‘ option to require Deutsche Bank to repurchase the ETNs will not be affected by this suspension.  However, Deutsche Bank will not be issuing new ETNs to the market and will announce to investors its resumption of new ETN issuances in due course.

As disclosed in the pricing supplements relating to the ETNs, the market value of ETNs may be influenced by, among other things, the levels of supply and demand for the ETNs. It is possible that the temporary suspension, as described above, may materially influence the market value and the liquidity of the ETNs. The limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for the ETNs, which may cause the ETNs to trade at a premium or discount in relation to their intraday indicative value.

Investors considering any purchase of the ETNs should be aware of the fact that the trading price of the ETNs on the exchange could be significantly different from their intraday indicative value, which is meant to approximate the intrinsic economic value of the ETNs.  Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses.

The following ETNs will be affected:

PowerShares DB Base Metals Double Short ETN	(NYSE Arca: BOM)
PowerShares DB Base Metals Double Long ETN	(NYSE Arca: BDD)
PowerShares DB Base Metals Short ETN	(NYSE Arca: BOS)
PowerShares DB Base Metals Long ETN	(NYSE Arca: BDG)
PowerShares DB Crude Oil Double Short ETN	(NYSE Arca: DTO, TSX: DOE)
PowerShares DB Crude Oil Short ETN	(NYSE Arca: SZO)
PowerShares DB Crude Oil Long ETN	(NYSE Arca: OLO)
PowerShares DB Gold Double Short ETN	(NYSE Arca: DZZ, TSX: DGJ)
PowerShares DB Gold Double Long ETN	(NYSE Arca: DGP,TSX: DGU)
PowerShares DB Gold Short ETN	(NYSE Arca: DGZ)
PowerShares DB US Inflation ETN	(NYSE Arca: INFL)
PowerShares DB US Deflation ETN	(NYSE Arca: DEFL)
PowerShares DB 3x Short 25+ Year Treasury Bond ETN	(NYSE Arca: SBND)

Continued

Issued by press department of Deutsche Bank AG NY 60 Wall Street, New York, NY 10005 Phone +1 212 250 7171	Internet: http://www.db.com http://www/db.com/press E-Mail: press-media-relations.americas@db.com

PowerShares DB 3x Long 25+ Year Treasury Bond ETN	(NYSE Arca: LBND)
PowerShares DB 3x Short US Dollar Index Futures ETN	(NYSE Arca: UDNT)
PowerShares DB 3x Long US Dollar Index Futures ETN	(NYSE Arca: UUPT)
PowerShares DB 3x Italian Treasury Bond Futures ETN	(NYSE Arca: ITLT)
PowerShares DB Italian Treasury Bond Futures ETN	(NYSE Arca: ITLY)
PowerShares DB 3x German Bund Futures ETN	(NYSE Arca: BUNT)
PowerShares DB German Bund Futures ETN	(NYSE Arca: BUNL)
PowerShares DB 3x Japanese Govt Bond Futures ETN	(NYSE Arca: JGBT)
PowerShares DB Japanese Govt Bond Futures ETN	(NYSE Arca: JGBL)
PowerShares DB 3x Inverse Japanese Govt Bond Futures ETN	(NYSE Arca: JGBD)
PowerShares DB Inverse Japanese Govt Bond Futures ETN	(NYSE Arca: JGBS)
ELEMENTSSM — “Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM	(NYSE Arca: DOD)
ELEMENTSSM Linked to the Morningstar® Wide Moat Focus Total Return IndexSM	(NYSE Arca: WMW)

For further information, please call:

Deutsche Bank AG
Press and Media Relations

Pholida Phengsomphone
Phone: +1(212) 250-6853
pholida.phengsomphone@db.com

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-877-369-4617.  This does not constitute a solicitation of a purchase of a security except in accordance with applicable law.